Exhibit 99.1

Drinks Americas Announces $5mil Investment Agreement

WILTON, CT--(MARKET WIRE)— Drinks Americas Holdings, Ltd. (OTCBB: DKAM.OB - News) (the “Company”),  a leading owner, developer and marketer of premium beverages associated with renowned icons, including Kid Rock, Donald Trump, Dr. Dre, & Willie Nelson, today announced that it has entered into a definitive financing agreement (the “Investment”).  Documents are being circulated and signed today. Proceeds from the Investment will be used to fund operations and working capital needs of the Company. Drinks Americas believes that this timely financing will provide the Company with needed capital to fund the Company's operations, inventory, production and sales efforts.  Source Capital Group, Inc. acted as placement agent for the financing.

Based on the terms, certain market conditions and thresholds of the Investment, the Company may drawdown funds from the Investor through the issuance of Series B Preferred Stock (the “Preferred Stock”) and five year warrants exercisable for shares of the Company’s common stock having a value of 135% of the drawdown amount. The Preferred Stock will accrue dividends at an annual rate of 10% which will be paid in additional Preferred Stock upon redemption or repurchase. The Preferred Stock is redeemable by the Company after the fifth anniversary of the drawdown date and can be repurchased by the Company at anytime under certain circumstances.

J. Patrick Kenny, Chief Executive Officer and Chairman of Drinks Americas Holdings, Ltd., commented, “Our financial partner understands and believes in our business model and sees the potential of our company.  This financing will go a long way in funding the production of our current brands and provide the capital needed to launch Kid Rock’s AMERICAN BADASS BEER, which is off to a very strong start in Michigan, our first launch market.”

Richard H. Kreger, Senior Managing Director of Investment Banking for Source Capital Group, Inc., stated, “Drinks Americas’ management team has amassed an array of new spirit brands and strategic partners that is second to none in potential opportunity.  It is our belief that with this new timely investment and other potential opportunities in front of the company, we are at the beginning of a very successful trend.  The strategy of pairing preeminent icons with premier brands is proving to be a story unmatched.  With this new round of funding, the company will be able to start filling the mounting booked orders and powerfully enhance its Kid Rock AMERICAN BADASS BEER introduction.”

About Drinks Americas, Inc.

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks Americas' portfolio of premium alcoholic beverages includes Kid Rock’s Beer, Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The company also has a partnership with Universal Music’s Interscope, Geffen, A&M Records to jointly develop and launch beverage products.

Other products owned and distributed by Drinks Americas include award-winning Damiana Liqueur and Aguila Tequila from Mexico, and Rheingold Beer. For further information, please visit our website at www.drinksamericas.com.

Drinks Americas was founded in 2004 by J. Patrick Kenny, a leading expert in beverage sales and marketing. Mr. Kenny developed his industry expertise in a variety of management positions at the world's leading beverage companies, including Joseph E. Seagram and Sons and The Coca-Cola Company. He has also acted as advisor to several Fortune 500 beverage marketing companies, and has participated in several beverage industry transactions.

About Source Capital Group, Inc.

Source Capital Group, Inc. was founded in 1992 by a management team with extensive financial industry experience at firms such as Bankers Trust, Chemical Bank, and Smith Barney. Our belief that the best financial advice should be independent, unbiased and tailor-made for each client’s needs is at the core of every client’s relationship with our firm. Source Capital Group began as a boutique investment banking firm specializing in small to medium-sized transactions, and we continue to focus our investment banking activities in those segments of the market. We have grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages, and business lending.

Contact:

Charles Davidson
Drinks Americas, Inc.
203-762-7000
cdavidson@drinksamericas.com

Dan Schustack
CEOcast, Inc.
212-732-4300
dschustack@ceocast.com